July 28, 2025

Derrick Duke
[*****]
[*****]

Dear Derrick,

Join us in creating a better way for all, here at eHealthInsurance Services, Inc. (the “Company”)!

We are pleased to extend to you this offer of employment to work in the position of Chief Executive Officer working in Texas remotely, subject to required business travel. This offer is contingent upon various factors, as described below. Please fill out the enclosed documents and return them to us as soon as possible.

This position is exempt and reports directly to the Board of Directors (the “Board”) of eHealth, Inc. (“Parent” and, together with the Company, “eHealth”). Your anticipated start date as an employee will be August 4, 2025 (the actual first day of employment being the “Start Date”) and you will assume the Chief Executive Officer position on September 18, 2025. Pending Board approval, it is also anticipated that you will be appointed to the Board of Directors when you transition to the Chief Executive Officer position.

Here are the basic terms of this offer:

Compensation and Schedule: Your initial starting salary will be at the annualized rate of $700,000.00, paid bi‑weekly, less payroll deductions and other withholdings as required by applicable law.

Bonus Plan: You will be eligible to receive an annual discretionary performance bonus under our Employee Bonus Plan (the “Bonus Plan”) with a target incentive of 120% of your annual eligible earnings, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment and to earn and receive a bonus you must be employed with the Company on the payment date. Your actual bonus payment will depend on eHealth’s financial performance and assessment of your individual performance by the Board or its committee, and is subject to and governed by the terms and conditions of the Bonus Plan.

Equity Awards: At eHealth, we want you to act like an owner and, accordingly, we want you to be an owner of eHealth. As such, we will recommend to a committee of the Board (the “Committee”) that you be granted the following awards of restricted stock units covering shares of Parent subject to service-based vesting (“RSUs”) and restricted stock units covering shares of Parent subject to performance-based vesting (“PSUs”), each under and subject to the terms of a Parent equity plan and an applicable award agreement thereunder.

RSU Award: We will recommend to the Committee that you be granted an award of 300,000 RSUs. The RSUs will vest annually over the course of a three-year period starting from the Vesting Commencement Date (as defined below), with one-third of the Sign-on RSUs vesting on each of the first, second, and third anniversaries of the Vesting Commencement Date, subject to your remaining a service provider through the applicable vesting date.

The “Vesting Commencement Date” shall occur on the 10th day of the applicable month of your Start Date (e.g., if your Start Date is August 4, 2025, your Vesting Commencement Date will be August 10, 2025). The Sign-on RSUs will not be issued until the Date of Grant (as described below). The “Date of Grant” will be in accordance with our equity grant policy as in effect from time-to-time, which currently provides that such date will occur on the later of (i) the 10th trading day after the date when the applicable committee of the Board approves the grant of your award or (ii) the 1st trading day of the month following the month in which the approval occurs.

PSU Award: We will also recommend to the Committee that you be granted 300,000 PSUs subject to the terms of 2025 PSU Program. The PSUs will vest or become eligible to vest pursuant to the terms of the 2025 PSU Program, which generally provides for eligibility to vest based on achievement of specified metrics over a three-year performance period and vesting subject to your remaining a service provider through the applicable vesting date.

Sign-on Bonus: You will be eligible to earn a one-time sign-on bonus in the gross amount of $600,000, less applicable taxes and withholdings (the “Sign-On Bonus”). To receive an advance of the Sign-On Bonus, you must sign the attached Sign-On Bonus Repayment Agreement (the “Sign-On Bonus Agreement”) and return it with your signed offer letter. If you sign such Sign‑On Bonus Agreement, the Sign-On Bonus payment will be advanced to you on the first regularly scheduled payday occurring after 30 days of employment, and provided to you in a separate check. To earn the full Sign-On Bonus, you must be continuously employed with the Company through the one-year anniversary of your Start Date, unless your employment with the Company is terminated by the Company without “Cause” or by you with “Good Reason” (as such terms are defined in the Severance Agreement (as defined below)). In the event that your employment terminates for “Cause” or you resign your employment with the Company for any reason other than “Good Reason” prior to completing one year of service with the Company from your Start Date, you will not have earned the full Sign‑On Bonus and a portion of the Sign-On Bonus advanced to you must be repaid to the Company on the terms set forth in the Sign-On Bonus Agreement.

Severance Benefits: You will be eligible to receive severance payments and benefits upon certain qualifying terminations of your employment on and subject to the terms of the Severance Agreement attached to this offer letter. In the event of your death while you are otherwise eligible to receive payments or benefits under the Severance Agreement, the Company will use commercially reasonable efforts to accommodate execution of the Release (as defined in the Severance Agreement) by the Release Deadline (as defined in the Severance Agreement) by the person expected to be administrator of your estate in order to facilitate the holding of such payments or benefits in constructive trust until such time as formalities under applicable law are completed. By signing this offer letter, you and the Company agree that this offer letter and the Severance Agreement constitute the entire agreement between you and the Company regarding the subject matter of this paragraph and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied).

Compensation Recoupment. All amounts payable to you pursuant to this offer letter, and otherwise, are subject to recoupment pursuant to the Company’s or Parent’s current compensation clawback or recoupment policy and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Company or Parent or as required by law. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under the Severance Agreement, provided that such recovery is consistent with such policy.

Vacation/PTO: You will be entitled to flexible time off (“FTO”) during your employment. More information regarding our FTO policy will be provided during onboarding.

You should note that (without prejudice to the applicable provisions of the Severance Agreement) the Board may modify your compensation and the Company may modify benefits from time to time as it deems necessary.

Company Policies & Procedures: As an employee of the Company, you will be expected to comply with Company policies, rules, and standards, and any changes thereto that may be adopted periodically, including without limitation, the terms of the Company’s Mutual Arbitration Agreement, Proprietary Information and Inventions Agreement, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended. You will be provided with this information during on-boarding. During your employment, you will acquire knowledge regarding confidential, proprietary and/or trade secret information while performing your responsibilities for the Company, which knowledge and information is and shall be the sole and exclusive property of the Company.

At-Will Employment: The Company is an at-will employer. That means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without notice (subject to the terms of the Severance Agreement). Nothing in this offer of employment should be construed as a guarantee of continued employment for any set period of time. Your at-will status may not be altered in any manner by anyone, except if approved by the Board and memorialized in a written agreement signed by you and a duly authorized representative of the Board.

Offer Contingencies: This offer is contingent upon the following, and will be withdrawn (whether or not you have already signed it), if any of them are not satisfied:
•Signing the Company’s Mutual Arbitration Agreement, and the Proprietary Information and Inventions Agreement (see enclosed);
•Successful completion of a background investigation, consistent with applicable federal, state, and local law, including, but not limited to, a background check of employment, education history, criminal history, and credit history. If you are allowed to start employment before the background check has been completed, successful passage of the background check will be a condition of continued employment with the Company;
•Providing documentary evidence of your identity and eligibility for employment in the United States for purposes of federal immigration law. Such documentation must be provided to us within three business days of your Start Date; and
•Confirmation that you are not subject to any legal restrictions on your activities (see below).

Outside Activities and Conflicts of Interest: eHealth encourages employees to be innovative, explore and express their passions, and to participate in activities that better themselves and their communities, but the activity should not conflict with your obligations to eHealth. Prior to your Start Date, and during your employment with the Company, you must disclose to the Company the existence of any and all agreements relating to any prior position of employment you have held that may affect your eligibility to be employed by the Company or limit such employment. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. During the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which eHealth is now involved or becomes involved during the term of your employment. Similarly, you agree that you will not bring any third-party confidential information to eHealth, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for eHealth. You agree to disclose to the Company in writing and seek appropriate approval in order to participate in any other employment, occupation, consulting, side projects or outside activities, such as development of new technologies, mentorships to start-ups, the creation of books and other writings, and other employment outside of the Company (whether or not for compensation).

By signing this offer letter, you represent and warrant that if you are party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer, or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy.

Acceptance
This offer letter and the referenced agreements and policies constitute the entire agreement between you and eHealth regarding the subject matter hereof and thereof. This offer will remain open until July 30, 2025. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return to me.

[Signature page follows]

We very much look forward to having you join us here at eHealth!

/s/ Beth A. Brooke
Beth A. Brooke
Chair of the Board
eHealth, Inc.

Agreed and accepted as of the date first written above:

/s/ Derrick Duke
Derrick Duke

Attachment

Sign-On Bonus Repayment Agreement

July 28, 2025

Dear Derrick,

Please review this Sign-On Bonus (“Sign-On Bonus”) Repayment Agreement (“Agreement”). This Agreement is made between eHealthInsurance Services, Inc. (the “Company”) and the undersigned individual (“you” or “your”).

If you sign this Agreement, you are eligible to earn a Sign-On Bonus of $600,000.00, subject to applicable taxes and withholdings. You must remain employed with the Company for one year after your Start Date (as such term is defined in your offer letter to which this Agreement is attached) in order to earn the Sign-On Bonus in full. If your employment is terminated, either voluntarily by you without “Good Reason” or by the Company for “Cause” (as such terms are defined in that certain Severance Agreement entered or to be entered into between you and eHealth, Inc.), you will not be eligible to earn the full Sign-On Bonus, as specified below, and must repay the unearned portion of the Sign‑On Bonus advanced to you.

Repayment of Sign-On Bonus

You agree to repay the Company the unearned portion of the Sign-On Bonus advanced to you if your employment is terminated either voluntarily by you without “Good Reason,” or by the Company for “Cause” within one year of your “Start Date”.

The amount of the Sign-On Bonus you have earned, and the amount of the repayment to the Company by you, shall be determined on the following scale based on the month during which your separation from the Company takes place:

Separation Taking Place During Months Below Following the Start Date	Percent of Total Advanced Sign-On Bonus Earned	Percent of Total Advanced Sign-On Bonus Required to be Repaid
0-6 months	0%	100%
7-9 months	50%	50%
10-12 months	75%	25%
12+ months	100%	0%

For the avoidance of doubt, if your employment with the Company is terminated (a) within one year of your Start Date, either (i) by you with “Good Reason” or (ii) by the Company without “Cause”, or (b) after one year from your Start Date, you shall not be required to repay any portion of the Sign-On Bonus.

Authorization to Withhold

Should your employment with the Company be voluntarily terminated by you other than for “Good Reason” or by the Company for “Cause” within one year of the Start Date, you hereby voluntarily agree to repay to the Company the percentage of the advanced Sign-On Bonus as specified in the table above. You understand and agree that, except as otherwise provided herein, you have not earned the full Sign-On Bonus until you have completed one (1) full year (i.e., twelve (12) complete months) from the Start Date.

You and the Company agree that the law of the state in which you work (“applicable state law”) governs deductions from your final paycheck and that the state in which you work is the State of Texas. By signing below, you hereby authorize the Company to, if applicable, deduct the applicable repayment amount of the Sign-On Bonus (if any) from any final wages that may be due to you upon termination, to the fullest extent allowed by law. If applicable state law requires other authorization for deduction from a final paycheck, you agree that you will execute such authorization for deduction of the applicable repayment amount of the Sign-On Bonus (if any) from your final wages as otherwise required by law.

If the final wages due you are insufficient to repay the entire repayment amount of the Sign-On Bonus (if any) or if applicable state law does not allow a deduction from final wages under the circumstances present at the time your employment terminates, then you agree to repay the remaining portion of the advanced Sign-On Bonus (if any) to the Company within 30 days of the date your employment terminates.

General: This Agreement constitutes the entire agreement between the parties, and supersedes any and all prior written or oral agreements and understandings between the parties, regarding the terms of the Sign-On Bonus. This Agreement may not be extended, changed, or amended unless mutually agreed by both parties in writing.

[Signature Page Follows]

To agree to the terms of the Agreement, please sign and submit this Agreement to the Company with your signed offer letter to which this Agreement is attached. No Sign-On Bonus payment will be advanced to you until this signed Agreement is received. If you accept the terms of the Agreement, the advance payment will be paid to you on the first regularly scheduled payday after 30 days of employment, and provided to you in a separate check. You must be employed with the Company on the date the advance payment is made in order to receive the advance payment.

Sincerely,

/s/ Beth A. Brooke
Beth A. Brooke
Chair of the Board
eHealth, Inc.

I have read, understood, and agree to the terms above as of the date first set forth above.

/s/ Derrick Duke
Derrick Duke